EXHIBIT 99.1

Brookline Bancorp Announces Changes in Key Leadership Positions

Perrault Named Chairman and CEO; Michael McCurdy and Carl Carlson Advance to Become Co-Presidents

BOSTON, June 14, 2021 (GLOBE NEWSWIRE) -- Brookline Bancorp, Inc. (the “Company”) (NASDAQ: BRKL) President & CEO Paul Perrault announced today that the Company’s Board of Directors has approved a number of key changes to the Company’s organizational structure. Perrault himself will become the Company’s Chairman, replacing Joseph Slotnik, who served as Chairman for the past ten years. Slotnik will remain on the Board as Lead Director.

The Board also voted to elevate General Counsel and Chief Risk Officer Michael McCurdy and Chief Financial and Strategy Officer Carl Carlson to serve jointly as Co-Presidents. Mr. McCurdy has been with the Company for ten years; Mr. Carlson for seven. Mr. McCurdy will also assume the role of Chief Operating Officer overseeing the Company’s two subsidiary banks (Brookline Bank and Bank Rhode Island), banking operations, human resources, and the Company’s two equipment finance units, Eastern Funding LLC and Macrolease. Mr. Carlson will continue to serve as Chief Financial Officer overseeing Finance and also Commercial and Consumer Product Management. Both - as well as Brookline Bancorp’s Chief Credit Officer, Robert Rose - will continue to report to Perrault who will remain as Chief Executive Officer of the Company.

“I’m delighted that the Board of Directors has voted to make these changes, the most significant of which is clearly Mike McCurdy’s and Carl Carlson’s elevation to Company co-presidents,” said Perrault. “This will recognize them for their experience and dedicated service to the Company and will also ensure that our customers and stockholders get the full benefit of their experience and counsel well into the future. I am looking forward to many more years of collaboration with Mike and Carl as they take the reins in so many areas of the Company.”

An attorney, Michael McCurdy joined Brookline Bancorp in 2011 as General Counsel and Chief Risk Officer. He joined Brookline Bancorp following four years as Executive Vice President, Director of Retail Banking, General Counsel and Corporate Secretary for Danvers Bancorp. Mr. McCurdy also served for six years as CEO of BankMalden. In addition to his work in financial services, Mr. McCurdy is an adjunct professor at Suffolk Law School where he teaches banking law.

Carl Carlson has served as Chief Financial and Strategy Officer for Brookline Bancorp since April 2014. He joined the Company after having served in a number of key finance roles for Webster Financial Corporation where he worked from 2007-2014. From 1986 until 2007, Mr. Carlson was employed by North Fork Bancorporation and held a number of positions, including Senior Vice President, Strategic Planning and Corporate Development. Mr. Carlson earned his MBA from Dowling College and has a BA in Finance from Clarkson University.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $8.6 billion in assets and branch locations in eastern Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank and Bank Rhode Island. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. It provides equipment financing through two subsidiary units, Macrolease and Eastern Funding LLC. More information about Brookline Bancorp, Inc. can be found at www.brooklinebancorp.com.

CONTACT:
Karen Schwartzman
Polaris Public Relations
(617) 710-1407